Exhibit 2(p)

CERTIFICATE OF INITIAL SHAREHOLDER

Apollo Credit Management, LLC, the holder of shares of common stock indicated below of Apollo Senior Floating Rate Fund Inc., a Maryland Corporation (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President
Date:	January 20, 2011

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Number of Shares	Amount

Apollo Credit Management, LLC	Apollo Senior Floating Rate Fund Inc.	5,236	$100,008